                                                                     EXHIBIT 2.1




                     MERGER, EXCHANGE AND RELEASE AGREEMENT

                                  BY AND AMONG

                          DELPHI FINANCIAL GROUP, INC.,

                            UNICOVER MANAGERS, INC.,

                          UNICOVER INTERMEDIARIES, LLC,

                        UNICOVER MANAGEMENT PARTNERS, LLC

                                       AND

                             THE BUYERS NAMED HEREIN

                                   DATED AS OF

                                 APRIL 30, 1999

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                          MERGER, EXCHANGE AND RELEASE

1.1     Merger and Exchange....................................................2
1.2     Extinguishment.........................................................3
1.3     Mutual Release.........................................................3
1.4     Merger Provisions......................................................4

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF DELPHI

2.1     Title to Ownership Interests...........................................6
2.2     Authority Relative to this Agreement...................................6
2.3     Organizational Documents...............................................7
2.4     Cash Out-Flows.........................................................7
2.5     Dividends; Distributions...............................................7
2.6     Absence of Changes or Events...........................................8
2.7     Labor Matters..........................................................8
2.8     Tax Sharing............................................................8
2.9     ERISA..................................................................8
2.10    Insurance..............................................................9

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

3.1     Authority Relative to this Agreement...................................9
3.2     Dividends; Distributions...............................................9

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARTNERS

4.1     Authority Relative to this Agreement..................................10

                                                                            Page

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

5.1     Authority Relative to this Agreement..................................11
5.2     Securities Matters....................................................11
5.3     Acknowledgment of General Disclaimer..................................12
5.4     Tax Matters...........................................................12
5.5     Newco.................................................................12

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

6.1     Publicity.............................................................13
6.2     Nondisclosure of Confidential Information.............................13
6.3     Books and Records.....................................................15
6.4     Resignation of Directors..............................................15
6.5     Fees and Expenses.....................................................15
6.6     Tax Matters...........................................................16
6.7     Employees and Employee Benefits.......................................19
6.8     No Dividends or Distributions.........................................21
6.9     No Asset Distributions................................................21

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

7.1     Closing...............................................................21
7.2     Conditions to Each Party's Obligations................................21
7.3     Conditions to Obligations of the Buyers...............................22
7.4     Conditions to Obligations of Delphi...................................23

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1     Survival of Covenants, Agreements, Representations and
          Warranties..........................................................24
8.2     Notices...............................................................24
8.3     Counterparts..........................................................27
8.4     Interpretation........................................................27

8.5     Amendment.............................................................27
8.6     Assignment............................................................27
8.7     No Third Party Beneficiaries..........................................27
8.8     Governing Law.........................................................27
8.9     Entire Agreement......................................................27
8.10    Validity..............................................................27
8.11    Severability..........................................................28

                                    SCHEDULES

SCHEDULE 2.4 - Cash Out-flows

SCHEDULE 2.5 - Dividends, Etc.


                                    EXHIBITS

EXHIBIT A      -  Buyer's Percentage Table
EXHIBIT B      -  Purchase Price Allocation
EXHIBIT C      -  Form of Opinion of Cahill Gordon & Reindel
EXHIBIT D      -  Form of Opinion of General Counsel of Delphi Financial
                     Group, Inc.
EXHIBIT E      -  Form of Opinion of Robinson Silverman Pearce Aronsohn &
                     Berman LLP

                     MERGER, EXCHANGE AND RELEASE AGREEMENT


            MERGER, EXCHANGE AND RELEASE AGREEMENT, dated as of April 30, 1999 (this "Agreement"), by and among Delphi Financial Group, Inc., a Delaware corporation ("Delphi"), Unicover Managers, Inc., a New Jersey corporation ("Unicover"), Unicover Intermediaries, LLC, a New Jersey limited liability company ("Intermediaries") (Unicover and Intermediaries, collectively, the "Companies" and each a "Company"), Unicover Management Partners, LLC, a New Jersey limited liability company ("Partners"), and Kenneth C. Griebell, John E. Pallat, Joseph P. Wojtowicz and Robert J. Wojtowicz (each, both in their individual capacity and, where applicable, as an employee of the Companies, a "Buyer", and, collectively, the "Buyers").


                              W I T N E S S E T H :

            WHEREAS, the parties entered into a certain Stock Purchase Agreement, dated as of October 1, 1998, by and among Delphi, the Companies and the Shareholders named therein (the "1998 Stock Purchase Agreement") whereby (i) Delphi acquired all of the issued and outstanding shares of capital stock and membership interests of the Companies (the "Ownership Interests") and the Buyers received rights to contingent payments as set forth in Section 1.2(b) of the 1998 Stock Purchase Agreement (the "Additional Consideration") and (ii) in connection therewith, Partners issued to Delphi a promissory note in the principal amount of $3,052,729 (plus interest pursuant to the terms thereof) (the "Note") and Delphi agreed to issue to certain members of Partners, upon the written request of Partners, non-qualified stock options to purchase an aggregate of 100,000 shares of Delphi Common Stock pursuant to the terms of the side letter dated as of October 1, 1998, by and between Delphi and Partners (the "Right to Options");

            WHEREAS, the parties desire (a) to merge Unicover with and into a newly-formed entity wholly-owned by the Buyers ("Newco") and (b) to have Delphi transfer the ownership interests of Intermediaries (the "Intermediaries Ownership Inter-ests") and cash, all in exchange for (x) the rights to receive Additional Consideration, (y) prepayment of the Note and (z) the Right to Options;

            WHEREAS, the parties desire to release each other and certain other parties from all claims, causes of action and obligations (including representations, warranties and covenants) arising out of or resulting from the 1998 Stock Purchase Agreement; the Option Agreements (as defined in the 1998 Stock Purchase Agreement); the side letters dated as of October 1, 1998, by and between Delphi and each of (i) John E. Pallat, (ii) John E. Pallat, Thomas J. Dunn ("Dunn") and Kenneth C. Griebell; and (iii) Partners (collectively, the "Side Letters"); the Employment Agreements, dated as of October 1, 1998, by and among Delphi, the Companies and each of (i) John E. Pallat, (ii) Kenneth C. Griebell and (iii) Dunn (collectively, the "Employment Agreements"); and the Non-Competition Agreements, dated as of October 1, 1998, by and among Delphi, the Companies and each of (i) John E. Pallat, (ii) Robert J. Wojtowicz, (iii) Joseph P. Wojtowicz, (iv) Kenneth C. Griebell, (v) Dunn, and (vi) Joseph F. Munson ("Munson") (the "Non-Competition Agreements," and collectively with the 1998 Stock Purchase Agreement, the Option Agreements, and the Side Letters and the Employment Agreements, the "1998 Transaction Documents");

            WHEREAS, capitalized terms used and not defined in this Agreement shall have the meanings set forth in the 1998 Stock Purchase Agreement;

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                          MERGER, EXCHANGE AND RELEASE

            1.1 Merger and Exchange. On the basis of the representations and warranties set forth in Articles II, III, IV and V of this Agreement and subject to the terms and conditions of this Agreement, the parties agree that (a) at the Effective Time (as defined in Section 1.4(d)), Unicover shall be merged with and into Newco as provided herein (the "Merger"), and (b) at the Closing (as defined in Section 7.1), Delphi will

(i) transfer to the Buyers the Intermediaries Ownership Interests, (ii) assign to the Buyers Delphi's rights under the Option Agreements (extended as provided in Section 7.4(f)), (iii) pay to each Buyer, severally according to such Buyer's Percentage, an amount in cash equal to an aggregate of $17,588,552 and (iv) waive its right to one-half of the accrued interest on the Note ($44,646.16)(collectively, the "Transfer"). In exchange for the foregoing, at the Closing, (i) Partners will prepay the Note (in an amount equal to $3,052,729 of principal and $44,646.16 of accrued interest (representing one-half of the accrued interest thereon), for a total of $3,097,375.16) and shall have no further obligation thereunder, and (ii) the Buyers and Partners will relinquish their respective rights to receive Additional Consideration and the Right to Options (the "Exchange" and, together with the Merger and the Transfer, the "Transaction"). "Buyer's Percentage" means, for each Buyer, the percentage set forth under the column opposite such Buyer's name on Exhibit A hereto.

            1.2 Extinguishment. Effective on Closing, all obligations of the parties (including representations, warranties and covenants) contained in, arising from or resulting under the 1998 Transaction Documents (whether due or to become due) shall be extinguished and deemed expired and the respective parties thereto shall have no further obligation to or rights against each other thereunder (the "Extinguishment").

            1.3 Mutual Release. Without limiting the generality of the foregoing,

            (a) Release. Delphi, the Companies, Partners, Newco, the Buyers, Dunn and Munson for the consideration set forth in this Agreement, on behalf of themselves and their attorneys, agents, directors, officers, employees, parent company(ies), affiliates, subsidiaries, predecessors, successors, heirs, assigns, and all others claiming by or through any of the foregoing (such persons collectively referred to as "related persons and entities"), hereby release, acquit, and forever discharge each other and their respective related persons and entities from any and all claims, debts, demands, obligations (including representations, warranties and covenants), damages, liabilities, benefits, costs, and causes of action, of whatever kind or character, known or unknown, past, present, or future, that they have, had, or may have against each other and their related persons and entities on account of, or in any way growing out of or relating to, set forth in, embraced in or arising under the 1998 Transaction Documents or the transactions contemplated thereby (the "Mutual Release"); provided that the Companies reserve their rights against Dunn and Munson under the Non-Competition Agreements. Each of the parties acknowledges that the Mutual Release shall remain in full force and effect (including without limitation as between Delphi and Newco and between Delphi and Intermediaries) after giving effect to the Transaction.

            (b) Not Applicable to this Agreement. The Mutual Release shall not apply to any claim for breach of this Agreement, and each of the parties retains the right to bring suit to enforce this Agreement or for damages arising from any breach thereof.

            (c) No Admission of Liability. The parties to this Agreement acknowledge and agree that neither entry into the Mutual Release nor the payment of any consideration in or pursuant to this Agreement shall constitute or be construed as an admission of liability by any party to any person or entity.

            (d) Advice of Counsel. This Agreement is made and executed by or on behalf of each of the parties hereto with the advice of counsel, and no party has been coerced or induced to enter into the Mutual Release by any improper action of any other party hereto.

            1.4 Merger Provisions.

            (a) Formation of Newco. The Buyers shall form Newco as a New Jersey limited liability company to facilitate the Merger and the transactions contemplated hereby. Prior to the Merger, Newco will conduct no business or activity other than in connection with the Merger. The Buyers will cause Newco to execute and deliver a joinder to this Agreement and will execute a written consent as the sole owners of Newco approving the execution, delivery and performance of this Agreement by Newco.

            (b) Newco as Survivor. Upon the Merger, the legal existence of Newco with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of Unicover shall be merged with and into Newco and Newco as the company surviving the Merger (hereinafter sometimes called the "Survivor") shall initially continue its existence under the laws of New Jersey.

            (c) Filing. As soon as practicable after fulfillment or waiver of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4, the parties hereto will cause to be filed with the office of the Secretary of State of New Jersey, a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of applicable law.

            (d) Effective Time. The Merger shall be effective at the time that the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the "Effective Time" and the date thereof is herein sometimes referred to as the "Effective Date."

            (e) Effect of the Merger. The effects and consequences of the Merger shall be as set forth in the relevant sections of the New Jersey Business Corporation Act and the New Jersey Limited Liability Company Act. Without limiting the generality of the foregoing, on and after the Effective Time, the Survivor shall possess all the rights, privileges, immunities, powers, and purposes of each of Newco and Unicover; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Newco and Unicover shall vest in the Survivor without further act or deed; and the Survivor shall assume and be liable for all the liabilities, obligations and penalties of Newco and Unicover.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF DELPHI

            Delphi hereby represents and warrants as follows:

            2.1 Title to Ownership Interests. Delphi is the true and lawful owner, of record and beneficially, of the Ownership Interests. At the Closing, Delphi will validly transfer the Ownership Interests free and clear of any liens, security interests, pledges, assessments, charges, adverse claims, leases, licenses, restrictions and other encumbrances ("Liens"), other than any Liens on the Ownership Interests existing immediately prior to the transfer of the Ownership Interests to Delphi pursuant to the 1998 Stock Purchase Agreement. Other than the rights and obligations arising under this Agreement, none of such Ownership Interests are subject to any rights of any other person to acquire the same arising at or after the closing pursuant to the 1998 Stock Purchase Agreement. None of the Ownership Interests are subject to any restrictions on transfer thereof created by Delphi, except for such restrictions as may be imposed by applicable federal and state securities laws.

            Assuming the accuracy of the representations in Section 3.3 of the 1998 Stock Purchase Agreement at the time they were made, the Ownership Interests represent 100% of all of the outstanding capital stock and membership interests of the Companies, and there are no agreements or understandings, oral or written, to which Delphi is a party which (a) grant an option or right to acquire any equitable interest in either Company, (b) grant a right of first refusal or other such similar right upon the sale of any of the Ownership Interests or any other equitable interest in either Company, or (c) restricts or affects the voting rights of any of the Ownership Interests.

            2.2 Authority Relative to this Agreement. Delphi has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Delphi; and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of Delphi, enforceable against Delphi in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The execution and delivery of this Agreement by Delphi and performance of its obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which Delphi is subject. No permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the consummation by Delphi of actions contemplated by this Agreement and the performance of its obligations hereunder.

            2.3 Organizational Documents. Delphi has not caused or permitted any amendment or other modification to the charter or by-laws of Unicover or the operating agreement of Intermediaries since the Closing Date (as such term is defined in the 1998 Stock Purchase Agreement).

            2.4 Cash Out-Flows. Since the Closing Date (as such term is defined in the 1998 Stock Purchase Agreement), the amounts set forth on Schedule 2.4 hereto are the amounts paid by Delphi in respect of taxes owed by the Company for the periods indicated.

            2.5 Dividends; Distributions. Delphi has not caused or permitted either of the Companies to declare, set aside or pay any dividends or other distributions in respect of its capital stock or ownership interests, or make any other pay-ments in respect of taxes, to Delphi or any affiliate of Delphi except as set forth on Schedule 2.5 hereto. Delphi has not caused or expressly permitted either of the Companies to sell, transfer or otherwise distribute any other significant assets, including without limitation, trademarks, service marks, trade names and logos, to Delphi or any affiliate of Delphi, nor without the consent of John Pallat to any third party, since the Closing Date (as defined in the 1998 Stock Purchase Agreement).

            2.6 Absence of Changes or Events. Except as may have been approved by John Pallat as President of Unicover, Delphi has not, since the Closing Date (as defined in the 1998 Stock Purchase Agreement), (a) caused or expressly permitted either of the Companies to incur any indebtedness for borrowed money, or assume, guarantee or otherwise be responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation or (b) caused any reevaluation by either of the Companies of any of their assets including, without limitation, writing off notes or accounts receivable.

            2.7 Labor Matters. Delphi is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable laws pertaining to the employee benefit plans maintained by it with respect to the employees of the Companies, except where the failure to comply would not, individually and in the aggregate, have a material adverse effect.

            2.8 Tax Sharing. Delphi has not, since the Closing Date (as defined in the 1998 Stock Purchase Agreement), caused or expressly permitted either of the Companies to enter into any tax sharing agreement.

            2.9 ERISA. No tax or penalty is or will be payable by either of the Companies as a result of any conduct by Delphi or any trustee, administrator, other fiduciary or any other "party-in-interest" or "disqualified person" with respect to the employee benefit plans maintained by Delphi covering the Companies' employees during the period that Delphi owned the Companies.

            2.10 Insurance. Delphi has provided to the Buyers a true and correct copy of Delphi's insurance company professional liability insurance policy.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

            Each of the Companies, jointly and severally, represents and warrants as follows:

            3.1 Authority Relative to this Agreement. Each Company has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Company; and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

            3.2 Dividends; Distributions. Neither of the Companies have declared, set aside or paid any dividends or other distributions in respect of its capital stock or ownership interests, or made any other payments in respect of taxes, to Delphi or any affiliate of Delphi except as set forth on Schedule
2.5. Neither of the Companies has sold, transferred or otherwise distributed any other significant assets, including without limitation, trademarks, service marks, trade names and logos, to Delphi or any affiliate of Delphi since the Closing Date (as defined in the 1998 Stock Purchase Agreement).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARTNERS

            Partners represents and warrants that:

            4.1 Authority Relative to this Agreement. Partners has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Partners; and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of Partners, enforceable against Partners in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The execution and delivery of this Agreement by Partners and performance of its obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which Partners is subject. No permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the consummation by Partners of the actions contemplated by this Agreement and the performance of its obligations hereunder.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

            Each of the Buyers, severally, represents and warrants that:

            5.1 Authority Relative to this Agreement. Such Buyer has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Buyer; and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The execution and delivery of this Agreement by such Buyer and performance of his obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which such Buyer is subject. No permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the consummation by such Buyer of the actions contemplated by this Agreement and the performance of his respective obligations hereunder.

            5.2 Securities Matters. Such Buyer is acquiring his portion of the Ownership Interests solely for investment purposes, for his own account and not with a present view towards any distribution that would violate the Securities Act or applicable state securities laws of any state; such Buyer understands that his portion of the Ownership Interests has not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration becomes or is available. Such Buyer acknowledges that he can bear the economic risk of his purchase of the Ownership Interests and has such knowledge and experience in financial and business matters that he is capable of evaluating such purchase. Such Buyer has made his own independent examination, investigation, analysis and evaluation of the Companies.

            5.3 ACKNOWLEDGMENT OF GENERAL DISCLAIMER. EACH OF THE BUYERS AND PARTNERS ACKNOWLEDGES THAT DELPHI MAKES NO REPRESENTATIONS REGARDING THE BUSINESS, FINANCIAL OR OTHER CONDITION, PAST OR FUTURE FINANCIAL OR OTHER PERFORMANCE OR PROSPECTS OF THE COMPANIES AND THAT THE BUYERS AND NEWCO ARE ACQUIRING THE ASSETS, LIABILITIES, BUSINESS AND OTHER OPERATIONS OF THE COMPANIES "AS IS" AND "WHERE IS."

            5.4 Tax Matters.

            (a) From its inception through the Closing (as defined by the 1998 Stock Purchase Agreement), Unicover qualified as an "S Corporation," as defined in Section 1361 of the Code, and was taxable as an S Corporation for federal, state, local and applicable foreign income tax purposes.

            (b) From its inception through the Closing (as defined by the 1998 Stock Purchase Agreement), Intermediaries was taxable as a partnership for federal, state, local and applicable foreign income tax purposes.

            5.5 Newco. At the Closing, Newco will be a duly formed limited liability company wholly owned by the Buyers which is in good standing in the State of New Jersey and will be deemed to make all the representations and warranties in Sections 5.1 through 5.3 as if the term "Buyer" or "Buyers" re-ferred to Newco. No member of Newco will own, of record or beneficially, 50% or more of the membership interests of Newco.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

            6.1 Publicity. Each of the Companies, the Buyers, Partners and Delphi on behalf of themselves and their respective subsidiaries, directors or officers covenant that they shall not issue any press release or make any other statement that contains or might reasonably be deemed to imply any disparaging remarks concerning another party or make statements that present another party in a negative context with respect to the transactions contemplated hereby and the transactions arising from the 1998 Stock Purchase Agreement or any other 1998 Transaction Document; provided, however, that nothing herein will prohibit any party from making any statement to the extent that such party reasonably determines upon advice from counsel that such statement is required by law, and further provided, that in such event where a public release or announcement is contemplated, the party making such determination will use all commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Subject to the parties' respective legal obligations, the parties agree that they shall exercise commercially reasonable efforts to cause any press release related to the Transaction to be mutually agreed upon in advance.

            6.2 Nondisclosure of Confidential Information.

            (a) Delphi. Delphi recognizes and acknowledges that it has had in the past and currently has access to confidential information concerning the business and affairs of the Companies ("Unicover Confidential Information"). Delphi agrees that neither it, nor any of its subsidiaries, directors, officers or employees, will disclose to any person, firm, corporation, association or other entity or otherwise make use of any such Unicover Confidential Information for a purpose competitive with the business of the Companies, except for disclosure to authorized representatives of the Companies, or any of their successors or affiliates, unless (i) Delphi can show that such Unicover Confidential Information has become known or available to the public generally through no fault of Delphi, (ii) disclosure is required by law or the order of any governmental authority, (iii) disclosure is required to be made by the disclosing party to any federal, state, local or foreign governmental tax authority or (iv) the disclosing party reasonably believes, based on the advice of counsel, that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided that, prior to disclosing any information, Delphi shall give prior written notice thereof to the Companies and provide the Companies with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. In the event of a breach or threatened breach by Delphi of the provisions of this Section 6.2(a), the affected Company shall be entitled to an injunction restraining Delphi from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the affected Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            (b) Buyers. Each Buyer recognizes and acknowledges that he has had in the past and currently has access to confidential information concerning the business and affairs of Delphi and its subsidiaries (other than the Companies) ("Delphi Confidential Information"). Each Buyer agrees that neither he, nor any of his representatives, will disclose to any person, firm, corporation, association or other entity or otherwise make use of any such Delphi Confidential Information for a purpose competitive with the business of Delphi and its subsidiaries, except to authorized representatives of Delphi and its subsidiaries, or any of their successors or affiliates, unless (i) the Buyer can show that such Delphi Confidential Information has become known or available to the public generally through no fault of the Buyers, (ii) disclosure is required by law or the order of any governmental authority, (iii) disclosure is required to be made by the disclosing party to any federal, state, local or foreign governmental tax authority or

(iv) the disclosing party reasonably believes, based on the advice of counsel, that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided that, prior to disclosing any information, the Buyer shall give prior written notice thereof to Delphi and provide Delphi with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. In the event of a breach or threatened breach by the Buyers of the provisions of this Section 6.2(b), Delphi shall be entitled to an injunction restraining the Buyers from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Delphi from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

            6.3 Books and Records. Delphi shall return to the Companies all corporate and organizational records of the Companies held by Delphi. Each of Delphi and the Companies covenants and agrees to provide the other with access to their respective corporate records relating to the other, as such party may reasonably request. The party receiving such access shall be subject to the obligations of Section 6.2(a) or (b), as applicable, with respect to the information received pursuant to any such request.

            6.4 Resignation of Directors. At the Closing, Delphi shall deliver to the Buyers the resignations of Robert Rosenkranz and Robert M. Smith, Jr. as directors of Unicover, effective at the Closing. Delphi represents and warrants to the Buyers that there are no other Delphi employees or affiliates serving as directors or officers of Unicover and that it is the sole manager of Intermediaries.

            6.5 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, the Companies, the Buyers, Partners and Delphi shall bear their respective expenses incurred in connection with the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of agents, representatives, counsel and accountants; provided, that Delphi agrees to pay one half of the fees and expenses of New Jersey counsel to the Buyers, in an amount not to exceed $1,500.

            6.6 Tax Matters.

            (a) Treatment of the Merger as an Asset Sale. Delphi, the Buyers, Partners and Newco agree to treat the Merger for all federal, state, local and applicable foreign tax purposes as a sale of all of Unicover's assets to Newco followed by a liquidation of Unicover into Delphi. All corporate income taxes imposed with respect to such asset sale shall be borne by Delphi. Delphi shall be entitled to the benefit of any federal income tax refund arising in connection with such asset sale. The Buyers, Partners and Newco shall be entitled to the benefit of any state, local or foreign income tax refund of Unicover arising in connection with such asset sale.

            (b) Purchase Price Allocation. Delphi, the Buyers, Partners and Newco agree to allocate the consideration exchanged in the Transaction as provided in Exhibit B. The Buyers shall prepare and deliver such allocation to Delphi no later than December 31, 1999. Unless otherwise required by law no party shall take any position inconsistent with the foregoing allocation on any Tax Return (including, without limitation IRS Form 8594 or any comparable state, local or foreign form) or for any other Tax purpose.

            (c) Mutual Cooperation. Delphi, the Buyers, Partners and Newco will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or amendment thereto (including, without limitation, any refund claim), any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes.

            (d) Tax Covenant. As promptly as practicable after the Closing Date, Delphi, the Buyers and the other Shareholders (as defined in the 1998 Stock Purchase Agreement) shall make a Section 338(h)(10) election (and any comparable state, local and foreign elections) with respect to the prior sale of the common stock of Unicover to Delphi (under the 1998 Stock Pur-chase Agreement) by jointly filing an IRS Form 8023 (and any comparable state, local or foreign forms). The foregoing forms shall be prepared in accordance with a purchase price allocation prepared by Delphi in a manner consistent with
Section 6.9(a) of the 1998 Stock Purchase Agreement and shall reflect the consideration paid by Delphi under this Agreement (including, without limitation, the cash, the value of the Unicover assets and the value of the membership interests of Intermediaries (each as determined in accordance with Exhibit B hereto) and the state and local Unicover income tax refunds described in Sections 6.6(a) and (e) hereof) and under the 1998 Stock Purchase Agreement. Unless otherwise required by law, Delphi, the Buyers and the other Shareholders shall not, and the Buyers and the other Shareholders shall not cause or permit the Companies to, take any position on any Tax Return or for any Tax purpose that is inconsistent with (i) the foregoing Section 338(h)(10) election (or comparable state, local or foreign elections) or (ii) the Section 754 election (and any comparable state, local and foreign elections) to be made by Intermediaries as provided in Section 6.6(g) hereof.

            (e) Preparation and Filing of Final Unicover Tax Returns. Delphi shall (i) include Unicover, for the periods that Unicover was owned by Delphi (i.e., from the Closing (as defined in the 1998 Stock Purchase Agreement) through the Closing Date) in Delphi's 1998 and 1999 federal consolidated income tax returns, (ii) include the taxable income of Unicover for such periods in the respective Delphi federal consolidated income tax returns, (iii) pay any federal income taxes imposed on Unicover for such periods, and (iv) be entitled to the benefit of any Unicover federal income tax loss, deduction, credit, carryback (to taxable periods of the Delphi consolidated group) or refund in respect of such periods. Notwithstanding anything to the contrary in this Agreement, the Buyers, Partners and Newco shall not be liable for the payment of any federal consolidated income tax liabilities of the affiliated group of which Delphi is the common parent. The Buyers shall cause Newco or its designee to prepare and file Unicover's state and local income tax returns with respect to Unicover's taxable periods ended December 31, 1998 (the "Short Period 1998 Return") and ending on the

Closing Date (the "Short Period 1999 Return"), which returns shall be delivered to Delphi (for Delphi's review) at least 20 business days (as the same may be extended) before the due date for filing such returns and shall not be filed without prior written consent of Delphi (not to be unreasonably withheld or delayed). Newco shall be solely responsible for, and the Buyers shall cause Newco to pay, any state and local income tax attributable to the Unicover tax period covered by the Short Period 1998 Return and the Short Period 1999 Return, and, as provided in Section 6.6(a), Newco shall be entitled to the benefit of any Unicover state or local income tax refunds in respect of such periods. The Buyers shall control any such state and local refund claims (and shall bear the cost thereof). Any such state and local refunds received by Delphi shall be promptly paid to the Buyers.

            (f) Treatment of Intermediaries. For the periods that Delphi owned Intermediaries (i.e., from the Closing (as defined in the 1998 Stock Purchase Agreement) through the Closing Date), Delphi shall treat Intermediaries as a "branch" of Delphi for federal, state and local income taxes purposes, shall include the taxable income of Intermediaries for such periods in Delphi's corporate income tax returns, shall be solely liable for the federal, state and local income taxes with respect to such income and shall be entitled to the benefit of any tax loss, deduction, credit, carryback (to taxable periods during which Intermediaries was owned by Delphi) or refund with respect to such periods of Intermediaries. The Buyers and the other Shareholders shall be responsible for all federal, state, local and foreign taxes (including interest, penalties, and other additions to tax) attributable to Intermediaries for all taxable periods prior to Delphi's acquisition of Intermediaries and shall be entitled to all federal, state, local and foreign tax refunds for such taxable periods.

            (g) Section 754 Election. Intermediaries will make a timely election under Section 754 of the Code (and any comparable election available under state, local and foreign law) with respect to Delphi's acquisition of the Ownership Interests of Intermediaries and will not revoke such elections. Any al-location required to be made pursuant to Section 755 of the Code (or comparable state, local or foreign law) in connection with such election(s) shall be made as determined by Delphi.

            (h) Taxes for Taxable Periods Prior to Delphi's Acquisition of Unicover. Notwithstanding anything to the contrary in this Agreement or the 1998 Stock Purchase Agreement, the Buyers and the other Shareholders shall be solely responsible for all federal, state, local and foreign taxes (including all related interest, penalties and other additions to tax) imposed on Unicover, the Buyers or the other Shareholders with respect to all taxable periods of Unicover prior to Delphi's acquisition of Unicover (including, without limitation, all corporate income taxes imposed on Unicover, and all income taxes imposed on the Buyers or the other Shareholders, in connection with the Section 338(h)(10) election (and comparable state, local and foreign elections) described in
Section 6.6(d)). The Buyers and the other Shareholders shall be entitled to the benefit of any federal income tax deductions attributable to the taxes described in the preceding sentence.

            6.7 Employees and Employee Benefits.

            (a) Effective as of the Closing Date, employees of the Companies (collectively, the "Company Employees") shall cease active participation in all employee benefit plans, other than plans that are maintained by the Companies solely for Company Employees.

            (b) Effective as of the Closing Date, Company Employees who are participants in the Reliance Standard Life Insurance Company Retirement Savings (401(k)) Plan ("Delphi's 401(k) Plan") shall cease to be eligible for any future contributions to Delphi's 401(k) plan, shall have a fully vested and nonforfeitable interest in their account balances thereunder, and shall be entitled to a distribution of their account balances under Delphi's 401(k) Plan in accordance with and to the extent permitted by Code Section 401(k)(10) and other applicable provisions of the Code.

            As soon as practical after the Closing Date and following (i) delivery by the Buyers to Delphi of a favorable IRS determination letter regarding the Companies' 401(k) plan or an opinion of counsel satisfactory to Delphi, and (ii) delivery by Delphi to the Companies of a favorable IRS determination letter regarding Delphi's 401(k) Plan or an opinion of counsel satisfactory to the Companies, Delphi shall cause the trustee of Delphi's 401(k) Plan to transfer all of the assets not theretofore withdrawn pursuant to the preceding paragraph of this Section 6.7(b) and liabilities thereof attributable to Company Employees who are employed by the Companies on the Closing Date to the Companies' defined contribution plan.

            (c) Effective as of the Closing Date, the Buyers or the Companies shall make available health and other group welfare plans as defined in Section 3(1) of ERISA (with no pre-existing condition limitations) for the benefit of Company Employees and their dependents and beneficiaries covered by the Companies' or Delphi's plans immediately prior to the Closing. Delphi shall retain responsibility for all medical services incurred prior the Closing Date and the Buyers and the Companies shall retain responsibility for claims incurred on or after the Closing Date. For purposes of the preceding sentence, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto.

            (d) The Buyers shall have sole responsibility for "continuation coverage" obligations with respect to Company Employees and "qualified beneficiaries" of such employees for whom a "qualifying event" has occurred, whether prior to, in connection with, or after the Closing Date, provided that Delphi agrees to provide a certificate of creditable coverage for all such Company employees. The phrases "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meaning ascribed to them in
Section 4980B of the Code and Sections 601-608 of ERISA.

            (e) The parties hereto expressly acknowledge that Delphi shall not be obligated to pay any unemployment, sever-ance or termination benefits or any similar liabilities under the employee benefit plans that are maintained solely for Company Employees to or in respect of any Company Employee terminated for any reason on or after the Closing Date, including without limitation any liability triggered under any employment compensation or government-mandated benefits relating to the termination of any Company Employee on or after the Closing Date, including without limitation under the Workers Adjustment and Retraining Notification Act of 1988.

            6.8 No Dividends or Distributions. Each of Delphi and the Companies, jointly and severally, hereby covenants and agrees with the Buyers that, during the period from the date of the execution of this Agreement to the Closing, neither of the Companies will declare, set aside or pay any dividend or other distribution in respect of its capital stock or ownership interests to Delphi or any affiliate of Delphi.

            6.9 No Asset Distributions. Each of Delphi and the Companies, jointly and severally, hereby covenants and agrees with the Buyers that, during the period from the date of the execution of this Agreement to the Closing Date, neither of the Companies will sell, transfer or otherwise distribute any other significant assets, including, without limitation, trademarks, service marks, trade names and logos, to Delphi or any affiliate of Delphi or, without the prior consent of John Pallat, to any third party.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            7.1 Closing. A closing (the "Closing" and the date and time thereof being the "Closing Date") will be held as soon as reasonably practicable after the conditions set forth in Sections 7.2, 7.3 and 7.4 shall have been satisfied or waived.

            7.2 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satis-faction or waiver on or prior to the Closing Date of the following condition:

            (a) No Injunctions or Restraints. No material judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the transaction contemplated hereby.

            7.3 Conditions to Obligations of the Buyers. The obligation of the Buyers to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Companies and Delphi set forth herein shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

            (b) Performance of Obligations of the Companies and Delphi. Each of the Companies and Delphi shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

            (c) Opinion of Counsel to Delphi. The Buyers shall have received an opinion from Cahill Gordon & Reindel, counsel to Delphi, dated the Closing Date, substantially to the effect set forth in Exhibit C hereto.

            (d) Opinion of General Counsel of Delphi. The Buyers shall have received an opinion from the General Counsel of Delphi, dated the Closing Date, substantially to the effect set forth in Exhibit D hereto.

            (e) Certificates. Each of the Companies and Delphi shall have delivered to the Buyers an officer's certificate, each in form and substance and determined on a basis satisfactory to the Buyers and their counsel, to the ef-fect of the matters stated in Section 7.3(a) and Section 7.3(b).

            (f) Ownership Interests and Note. At the Closing, Delphi shall deliver to the Buyers the stock certificate (the "Certificate") representing the Ownership Interests in Unicover and shall deliver to Partners the Note.

            7.4 Conditions to Obligations of Delphi. The obligation of Delphi to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Buyers, Partners and Newco set forth herein shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

            (b) Performance of Obligations of the Buyers, Partners and Newco. Each of the Buyers, Partners and Newco shall have performed all obligations required to be performed by each Buyer under this Agreement at or prior to the Closing Date.

            (c) Opinion of Buyers' Counsel. Delphi shall have received an opinion from Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Buyers, substantially to the effect set forth in Exhibit E hereto.

            (d) Opinion of New Jersey Counsel. Delphi shall have received an opinion from New Jersey counsel to the Buyers substantially to the effect that upon the filing of the Certificate of Merger, the Merger shall be effective, with the effects described in the Agreement.

            (e) Certificates. Each of the Buyers, Partners and Newco shall have delivered to Delphi a certificate, each in form and substance and determined on a basis satisfactory to Delphi and its counsel, to the effect of the matters stated in Section 7.4(a) and Section 7.4(b).

            (f) Extension of Options. At the Closing, the Buyers shall deliver to Delphi a letter in form and substance satisfactory to Delphi extending the term of the options granted to Delphi in the Option Agreements until June 30, 1999, executed by all the respective parties thereto other than Delphi.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1 Survival of Covenants, Agreements, Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby or contained herein shall survive the Closing Date and shall continue in full force and effect thereafter according to their terms without limit as to duration unless otherwise expressly provided therein.

            8.2 Notices.

            (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

            If to Delphi:

                  Delphi Financial Group, Inc.
                  1105 North Market Street, Suite 1230
                  P.O. Box 8985
                  Wilmington, Delaware 19899

                  Facsimile No.:  (302) 427-7663
                  Attention:  President
                  with copies to:

                  Delphi Capital Management, Inc.
                  153 East 53rd Street
                  New York, NY  10022

                  Facsimile No.:  (212) 838-7598
                  Attention:  President

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005

                  Facsimile No.:  (212) 269-5420
                  Attention:  Geoffrey E. Liebmann, Esq.

            If to either of the Companies:

                  Unicover Managers, Inc.
                  901 Warrenville Road
                  Suite 115
                  Lisle, IL  60532

                  Facsimile No.:  (630) 663-1889
                  Attention:  President

                  with copies to:

                  Unicover Managers, Inc.
                  One Cragwood Road
                  South Plainfield, NJ  07080

                  Facsimile No.:  (908) 668-0805
                  Attention:  Chairman

            If to Partners:

                  Unicover Management Partners, LLC
                  901 Warrenville Road
                  Suite 115
                  Lisle, IL  60532

                  Facsimile No.:  (630) 663-1889
                  Attention:  Manager

            If to the Buyers:

                  John E. Pallat
                  37 Humbert Street
                  Princeton, NJ  08542

                  Robert J. Wojtowicz
                  13 Hill Hollow Road
                  Warren, NJ  07059

                  Joseph P. Wojtowicz
                  42 Vanderver Drive
                  Basking Ridge, NJ  07920

                  Kenneth C. Griebell
                  104 North Kenilworth Avenue
                  Oak Park, IL  60301

                  with a copy to:

                  Robinson Silverman Pearce Aronsohn & Berman LLP
                  1290 Avenue of the Americas
                  New York, New York  10104-0053

                  Facsimile No.:  (212) 541-4630
                  Attention:  Walter H. Curchack, Esq.

            (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile (with receipt confirmed); and the next business day after timely deliv-ery to the courier, if sent by overnight air courier guaranteeing next day delivery postage pre-paid or billed to sender.

            8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.4 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

            8.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties affected thereby.

            8.6 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the non-assigning parties.

            8.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

            8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

            8.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement.

            8.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the valid-ity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            8.11 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            IN WITNESS WHEREOF, the parties hereto have caused this Merger, Exchange and Release Agreement to be duly executed as of the day and year first above written.


                                    DELPHI FINANCIAL GROUP, INC.


                                    By: _____________________________________
                                        Name:
                                        Title:



                                    UNICOVER MANAGERS, INC.


                                     By: _____________________________________
                                         Name:
                                         Title:



                                    UNICOVER INTERMEDIARIES, LLC

                                    By: Delphi Financial Group, Inc., as manager


                                    By: _____________________________________
                                        Name:
                                        Title:

                                    UNICOVER MANAGEMENT PARTNERS, LLC


                                    By: _____________________________________
                                        Name:  John E. Pallat
                                        Title: Manager


                                    By: _____________________________________
                                        Name:  Thomas J. Dunn
                                        Title: Manager



                                    BUYERS:


                                    _________________________________________
                                    John E. Pallat


                                    _________________________________________
                                    Robert J. Wojtowicz


                                    _________________________________________
                                    Joseph P. Wojtowicz


                                    _________________________________________
                                    Kenneth C. Griebel


                                       S-2